Exhibit 99.2

Cortland Bancorp Raises Quarterly Cash Dividend 38% to $0.11 Per Share; Authorizes Share Repurchase Program

CORTLAND, Ohio, Jan. 29, 2018 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors is increasing its quarterly cash dividend to $0.11 per share from $0.08 per share.  The dividend will be payable on March 1, 2018, to shareholders of record as of the close of business on February 8, 2018.

In addition to raising its quarterly dividend, the Board authorized the repurchase of up to 100,000 shares of the Company’s common stock for the twelve-month period ending December 31, 2018.  The share repurchase authorization replaces the share repurchase authorization which expired on December 31, 2017.  Repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors.

“Anticipated earnings increase, due to the passage of the Tax and Jobs Act, prompted an evaluation of our Capital Plan Policy and dividend payment practices,” said James Gasior, President and Chief Executive Officer.  “The increase in our cash dividend reflects our continued commitment to providing strong shareholder returns while supporting strategic growth initiatives.  Our opportunistic share repurchase initiative also aids in supporting the share price and returns additional capital to shareholders.”  At the stock price of $21.00 per share at the close of the market on January 25, 2018, the increased dividend equates to a yield of 2.1% on an annualized basis.

Cortland reported earnings of $4.4 million or $.99 per share for the full year 2017, compared to $4.9 million, or $1.11 per share, for 2016.  Excluding the $1.2 million one-time deferred tax valuation adjustment resulting from tax reform in 2017, normalized earnings improved 15% to $5.6 million or $1.27 per share.  Profits were highlighted by robust loan growth and continuing margin improvement.

About Cortland Bancorp
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and two financial service centers in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortlandbank.com.

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785